Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-39840, 333-57214, 333-63856, 333-115384, 333-121774, 333-122048, 333-125807, and 333-130420 on the respective Forms S-8, in Amendment No. 3 to Registration Statement No. 333-119836 on Form S-4, in Amendment No. 1 to Registration Statement No. 333-125666 on Form S-3, and in Amendment No. 1 to Registration Statement No. 333-127210 on Form S-3 of Harrah’s Entertainment, Inc. of our reports dated March 10, 2006, relating to the financial statements and financial statement schedule of Harrah’s Entertainment, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Harrah’s Entertainment, Inc.’s change in 2005 in its presentation of its consolidated statements of cash flows to separately disclose cash flows from operating, investing, and financing activities of discontinued operations and to present the proceeds from the sale of discontinued operations as an investing activity of continuing operations) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Harrah’s Entertainment, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
March 10, 2006